Exhibit 99.1
Post Holdings Reports Results for the First Quarter of Fiscal Year 2020
St. Louis - February 6, 2020 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today reported results for the first fiscal quarter ended December 31, 2019.
Highlights:

•	Net sales of $1.5 billion

•	Operating profit of $196.0 million; net earnings of $99.2 million and Adjusted EBITDA of $303.1 million

•	Reaffirmed fiscal year 2020 Adjusted EBITDA (non-GAAP) guidance range of $1.22-$1.27 billion, including the results of BellRing Brands
Basis of Presentation
On October 21, 2019, the initial public offering (the “IPO”) of a minority interest in the BellRing Brands business, Post’s historical active nutrition business, was completed. Post fully consolidates the results of BellRing Brands, Inc. (“BellRing”) and its subsidiaries within Post’s financial statements and effective October 21, 2019 allocates 28.8% of its consolidated net earnings/loss and net assets to noncontrolling interest within Post’s financial statements.
First Quarter Consolidated Operating Results
Net sales were $1,456.8 million, an increase of 3.2%, or $45.5 million, compared to the prior year period net sales of $1,411.3 million. Gross profit was $471.5 million, or 32.4% of net sales, an increase of $45.0 million compared to the prior year period gross profit of $426.5 million, or 30.2% of net sales.
Selling, general and administrative (“SG&A”) expenses were $235.3 million, or 16.2% of net sales, an increase of $18.2 million compared to the prior year period SG&A expenses of $217.1 million, or 15.4% of net sales. Operating profit was $196.0 million, a decrease of 33.3%, or $97.9 million, compared to the prior year period operating profit of $293.9 million. Operating profit in the first quarter of 2019 included a $124.7 million gain related to the separate capitalization of 8th Avenue Food & Provisions, Inc. (“8th Avenue”), which was treated as an adjustment for non-GAAP measures.
Net earnings were $99.2 million, a decrease of 21.0%, or $26.4 million, compared to the prior year period net earnings of $125.6 million. Net earnings included loss on extinguishment of debt of $12.9 million and $6.1 million in the first quarter of 2020 and 2019, respectively, which is discussed later in this release and was treated as an adjustment for non-GAAP measures. Net earnings included income on swaps, net of $61.4 million in the first quarter of 2020 and expense on swaps, net of $51.7 million in the first quarter of 2019, both of which are discussed later in this release and were treated as adjustments for non-GAAP measures. Net earnings excluded net earnings attributable to noncontrolling interest of $7.9 million and $0.3 million in the first quarter of 2020 and 2019, respectively. Net earnings included equity method losses, net of tax of $7.3 million and $10.7 million in the first quarter of 2020 and 2019, respectively.
Net earnings available to common shareholders were $99.2 million, or $1.38 per diluted common share, compared to the prior year period net earnings available to common shareholders of $123.6 million, or $1.67 per diluted common share. Adjusted net earnings were $54.7 million, or $0.76 per diluted common share, compared to the prior year period Adjusted net earnings of $83.3 million, or $1.11 per diluted common share.
Adjusted EBITDA was $303.1 million, an increase of 3.6%, or $10.6 million, compared to the prior year period Adjusted EBITDA of $292.5 million. Adjusted EBITDA in the first quarter of 2020 included an adjustment of $7.4 million primarily for the portion of BellRing’s consolidated net earnings which was allocated to noncontrolling interest, resulting in Adjusted EBITDA including 100% of the consolidated Adjusted EBITDA of BellRing.

Post Consumer Brands
North American ready-to-eat (“RTE”) cereal.
For the first quarter, net sales were $441.2 million, a decrease of 3.1%, or $14.1 million, compared to the prior year period. Volumes decreased 3.4% driven by higher promotional activity in the prior year period and customer order patterns in advance of a price increase in the prior year. Segment profit was $80.6 million, a decrease of 4.0%, or $3.4 million, compared to the prior year period. Segment Adjusted EBITDA was $109.7 million, a decrease of 3.4%, or $3.9 million, compared to the prior year period.
Weetabix
Primarily United Kingdom RTE cereal and muesli.
For the first quarter, net sales were $101.5 million, an increase of 0.6%, or $0.6 million, compared to the prior year period, reflecting 8.7% improved average net pricing which was partially offset by a 7.6% volume decline. Segment profit was $23.7 million, an increase of 25.4%, or $4.8 million, compared to the prior year period. Segment Adjusted EBITDA was $31.9 million, an increase of 17.7%, or $4.8 million, compared to the prior year period.
Foodservice
Primarily egg and potato products.
For the first quarter, net sales were $420.6 million, an increase of 3.1%, or $12.5 million, compared to the prior year period. Volumes increased 3.0%, driven by increases of 2.0% in egg volumes and 8.8% in potato volumes, which were partially offset by declines in all other products. Segment profit was $47.0 million, a decrease of 10.8%, or $5.7 million, compared to the prior year period due to unfavorable manufacturing costs including startup costs at the new precooked egg facility in Norwalk, Iowa. Segment Adjusted EBITDA was $75.3 million, a decrease of 2.3%, or $1.8 million, compared to the prior year period.
Refrigerated Retail
Side dishes and egg, cheese and sausage products.
For the first quarter, net sales were $249.9 million, a decrease of 4.5%, or $11.7 million, compared to the prior year period, with volumes declining 7.0%. Side dish volumes declined 5.2%, driven by lower breakfast sides volume, partially offset by higher Bob Evans branded sides which grew 5.4%. Egg product sales decreased 19.3% due to losses in branded egg product volume and lower average net selling prices resulting from lower market-based egg prices. Volume information for additional products is disclosed in a table presented later in this release. Segment profit was $26.0 million, a decrease of 14.8%, or $4.5 million, compared to the prior year period due to lower volume, higher raw material costs (particularly in cheese), higher third party consulting costs and increased integration costs. Segment Adjusted EBITDA was $43.8 million, a decrease of 8.8%, or $4.2 million, compared to the prior year period.
BellRing Brands
Ready-to-drink (“RTD”) protein shakes, other RTD beverages, powders and nutrition bars.
For the first quarter, net sales were $244.0 million, an increase of 31.3%, or $58.2 million, compared to the prior year period. Net sales and volume growth were primarily driven by the Premier Protein brand as net sales increased 45.0%, with volumes increasing 38.4% driven by distribution gains for RTD protein shakes, lapping RTD protein shake capacity constraints in the first quarter of 2019 and higher average net selling prices.
Segment profit was $49.3 million, an increase of 40.1%, or $14.1 million, compared to the prior year period. Segment profit in the first quarter of 2020 included public company costs and separate stand-alone company costs of $3.2 million (of which $1.4 million was stock-based compensation which was treated as an adjustment for non-GAAP measures). Segment profit for the first quarter of 2020 included transaction costs of $1.5 million to effect BellRing’s separation from Post and to support BellRing’s transition into a separate stand-alone entity, which was treated as an adjustment for non-GAAP measures. Segment Adjusted EBITDA was $58.6 million, an increase of 40.9%, or $17.0 million, compared to the prior year period.
As of December 31, 2019, BellRing had $780.0 million in total principal value of debt and $29.9 million in cash and cash equivalents.
For further information, please refer to the BellRing first quarter 2020 earnings release and conference call (the details of which are included later in this release).

Interest, Loss on Extinguishment of Debt, (Income) Expense on Swaps and Income Tax
Interest expense, net was $102.9 million for the first quarter of 2020, compared to $59.4 million for the first quarter of 2019. Interest expense, net in the first quarter of 2020 included (i) $11.6 million attributable to BellRing in connection with the creation of BellRing’s capital structure in the first quarter of 2020, (ii) a reduction in interest of approximately $11.3 million from the repayment of Post’s term loan, and (iii) a loss of $7.2 million resulting from the reclassification of losses previously recorded in accumulated other comprehensive loss to interest expense. Interest expense, net in the first quarter of 2019 included (i) a gain of $30.1 million resulting from the reclassification of gains previously recorded in accumulated other comprehensive loss to interest expense and (ii) $4.3 million of interest expense payable, under certain circumstances, to former holders of shares of Bob Evans Farms, Inc. (“Bob Evans”) common stock who demanded appraisal of their shares under Delaware law and had not withdrawn their demands.
Loss on extinguishment of debt, net of $12.9 million was recorded in the first quarter of 2020 in connection with (i) Post’s repayment of the entire principal balance of its term loan and (ii) the assignment of debt to BellRing Brands, LLC related to the creation of BellRing’s capital structure. Loss on extinguishment of debt, net of $6.1 million was recorded in the first quarter of 2019 in connection with (i) Post’s repayment of $863.0 million in total principal value of its term loan, (ii) the assignment of debt to 8th Avenue related to its separate capitalization and (iii) Post’s open market purchases of $60.0 million in total principal value of certain senior notes.
Income (expense) on swaps, net relates to non-cash mark-to-market adjustments and cash settlements on interest rate swaps. Income on swaps, net was $61.4 million in the first quarter of 2020, compared to an expense of $51.7 million in the first quarter of 2019.
Income tax expense was $30.4 million in the first quarter of 2020, an effective income tax rate of 21.0%, compared to an expense of $43.8 million in the first quarter of 2019, an effective income tax rate of 24.3%.
Share Repurchases
During the first quarter of 2020, Post repurchased 2.2 million shares for $223.1 million at an average price of $102.97 per share.
On December 6, 2019, Post announced that its Board of Directors had approved a new two-year $400.0 million share repurchase authorization, beginning on December 6, 2019. At the end of the first quarter of 2020, Post had $367.9 million remaining under its new share repurchase authorization.
Recent Announcements
On December 19, 2019, Post and TreeHouse Foods, Inc. (“Treehouse”) announced that the Federal Trade Commission notified the companies that it would file a complaint opposing Post’s proposed acquisition of TreeHouse’s private label RTE cereal business. As a result of this development, Post announced on January 13, 2020 that it had terminated the agreement to acquire TreeHouse’s private label RTE cereal business.
Outlook
Post management continues to expect fiscal year 2020 Adjusted EBITDA, including 100% contribution from BellRing and excluding any contribution from 8th Avenue, to range between $1.22-$1.27 billion, with modest favorability to the second half of fiscal 2020.
Post management continues to expect Post’s fiscal year 2020 capital expenditures to range between $240-$260 million, including approximately $4 million attributable to BellRing.
Post provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for gain/loss on sale of business, income/expense on swaps, net, equity method investment adjustment, transaction and integration costs, restructuring and facility closure costs, mark-to-market adjustments on commodity and foreign exchange hedges and other charges reflected in Post’s reconciliations of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding Post’s non-GAAP measures, see the related explanations presented under “Post’s Use of Non-GAAP Measures.”

BellRing Outlook
BellRing management continues to expect its fiscal year 2020 net sales to range between $1.0-$1.05 billion, Adjusted EBITDA to range between $192-$202 million and capital expenditures to be approximately $4 million.
BellRing provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for separation costs and other charges reflected in BellRing’s reconciliation of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding BellRing’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures” in BellRing’s first quarter 2020 earnings release. BellRing, as a separate publicly traded company, releases guidance regarding its future performance. These statements are prepared by BellRing’s management, and Post does not accept any responsibility for any such statements.
8th Avenue Standalone Financial Information and Outlook
Post owns a 60.5% common equity interest in 8th Avenue, which is an unconsolidated affiliate that sells private label nut butter, dried fruit and nut, granola and pasta.
For the first quarter of 2020, net sales were $218.4 million, an increase of 2.0%, or $4.3 million, compared to the prior year period. Net loss was $0.9 million, an improvement of 80.0%, or $3.6 million, compared to the prior year period. Adjusted EBITDA was $23.7 million, an increase of 3.5%, or $0.8 million, compared to the prior year period.
As of December 31, 2019, 8th Avenue is capitalized with $35.2 million of unrestricted cash, $629.8 million of senior secured debt, $60.0 million related to a sale leaseback transaction, $250.0 million in principal amount of preferred equity and $36.9 million of accumulated, but unpaid, preferred dividends. Summarized financial information for 8th Avenue is disclosed later in this release.
For 8th Avenue, Post management continues to expect fiscal year 2020 Adjusted EBITDA to range between $100-$105 million.
Post provides Adjusted EBITDA guidance for 8th Avenue only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including transaction, integration and sale-leaseback costs, non-cash stock-based compensation and other charges reflected in 8th Avenue’s reconciliation of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding Post’s non-GAAP measures, see the related explanations presented under “Post’s Use of Non-GAAP Measures.”
Post’s Use of Non-GAAP Measures
Post uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include total segment profit, Adjusted net earnings, Adjusted diluted earnings per common share, Adjusted EBITDA for Post and 8th Avenue and segment Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided later in this release under “Explanation and Reconciliation of Non-GAAP Measures.”
Management uses certain of these non-GAAP measures, including Adjusted EBITDA and segment Adjusted EBITDA, as key metrics in the evaluation of underlying company and segment performance, in making financial, operating and planning decisions and, in part, in the determination of cash bonuses for its executive officers and employees. Additionally, Post is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Management believes the use of these non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of Post and its segments and in the analysis of ongoing operating trends. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described later in this release. These non-GAAP measures may not be comparable to similarly titled measures of other companies. For additional information regarding Post’s non-GAAP measures, see the related explanations provided under “Explanation and Reconciliation of Non-GAAP Measures” later in this release.
Post Conference Call to Discuss Earnings Results and Outlook
Post will host a conference call on Friday, February 7, 2020 at 9:00 a.m. EST to discuss financial results for the first quarter of fiscal year 2020 and fiscal year 2020 outlook and to respond to questions. Robert V. Vitale, President and Chief Executive Officer, and Jeff A. Zadoks, Executive Vice President and Chief Financial Officer, will participate in the call.

Interested parties may join the conference call by dialing (877) 540-0891 in the United States and (678) 408-4007 from outside of the United States. The conference identification number is 1371013. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of Post’s website at www.postholdings.com.
A replay of the conference call will be available through Friday, February 21, 2020 by dialing (800) 585-8367 in the United States and (404) 537-3406 from outside of the United States and using the conference identification number 1371013. A webcast replay also will be available for a limited period on Post’s website in the Investor Relations section.
BellRing Conference Call to Discuss Earnings Results and Outlook
BellRing will host a conference call on Friday, February 7, 2020 at 10:30 a.m. EST to discuss financial results for the first quarter of fiscal year 2020 and fiscal year 2020 outlook and to respond to questions. Darcy H. Davenport, President and Chief Executive Officer, and Paul A. Rode, Chief Financial Officer, will participate in the call.
Interested parties may join the conference call by dialing (833) 954-1568 in the United States and (409) 216-6583 from outside of the United States. The conference identification number is 6897520. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of BellRing’s website at www.bellring.com.
A replay of the conference call will be available through Friday, February 21, 2020 by dialing (800) 585-8367 in the United States and (404) 537-3406 from outside of the United States and using the conference identification number 6897520. A webcast replay also will be available for a limited period on BellRing’s website in the Investor Relations section.
Prospective Financial Information
Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the prospective financial information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the information provided above, see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided above is only an estimate of what Post’s and BellRing’s management believes is realizable as of the date of this release. It also should be recognized that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.
Forward-Looking Statements
Certain matters discussed in this release and on Post’s conference call are forward-looking statements, including Post’s Adjusted EBITDA outlook for fiscal year 2020, BellRing’s net sales, Adjusted EBITDA and capital expenditures outlook for fiscal year 2020, Post’s capital expenditures expectations, including capital expenditures expectations attributable to BellRing, and Post management’s Adjusted EBITDA outlook for 8th Avenue for fiscal year 2020. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may,” “would” or the negative of these terms or similar expressions, and include all statements regarding future performance, earnings projections, events or developments. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include, but are not limited to, the following:

•
Post’s high leverage, Post’s ability to obtain additional financing (including both secured and unsecured debt) and Post’s ability to service its outstanding debt (including covenants that restrict the operation of its business);

•	Post’s ability to continue to compete in its product categories and Post’s ability to retain its market position and favorable perceptions of its brands;

•	Post’s ability to anticipate and respond to changes in consumer and customer preferences and trends and introduce new products;

•	Post’s ability to identify, complete and integrate acquisitions and manage its growth;

•
Post’s ability to promptly and effectively realize the strategic and financial benefits expected as a result of the IPO of a minority interest in its BellRing Brands business, which consists of its historical active nutrition business, and certain other transactions completed in connection with the IPO;

•	Post’s ability to promptly and effectively realize the expected synergies of its acquisition of Bob Evans within the expected timeframe or at all;

•	higher freight costs, significant volatility in the costs or availability of certain commodities (including raw materials and packaging used to manufacture Post’s products) or higher energy costs;

•	impairment in the carrying value of goodwill or other intangibles;

•	Post’s ability to successfully implement business strategies to reduce costs;

•	allegations that Post’s products cause injury or illness, product recalls and withdrawals and product liability claims and other litigation;

•
legal and regulatory factors, such as compliance with existing laws and regulations and changes to, and new, laws and regulations affecting Post’s business, including current and future laws and regulations regarding food safety, advertising and labeling and animal feeding and housing operations;

•	the loss of, a significant reduction of purchases by or the bankruptcy of a major customer;

•	consolidations in the retail and foodservice distribution channels;

•	the ultimate impact litigation or other regulatory matters may have on Post;

•
disruptions or inefficiencies in the supply chain, including as a result of Post’s reliance on third party suppliers or manufacturers for the manufacturing of many of its products, changes in weather conditions, natural disasters, agricultural diseases and pests and other events beyond Post’s control;

•	Post’s ability to successfully collaborate with third parties that have invested with Post in 8th Avenue;

•
costs associated with Bob Evans’s obligations in connection with the sale and separation of its restaurants business in April 2017, which occurred prior to Post’s acquisition of Bob Evans, including certain indemnification obligations under the restaurants sale agreement and Bob Evans’s payment and performance obligations as a guarantor for certain leases;

•	the ability of Post’s and its customers’, and 8th Avenue’s and its customers’, private brand products to compete with nationally branded products;

•	risks associated with Post’s international business;

•	changes in economic conditions, disruptions in the United States and global capital and credit markets, changes in interest rates and fluctuations in foreign currency exchange rates;

•	the impact of the United Kingdom’s exit from the European Union (commonly known as “Brexit”) on Post and its operations;

•	costs, business disruptions and reputational damage associated with information technology failures, cybersecurity incidents or information security breaches;

•	changes in estimates in critical accounting judgments;

•	Post’s ability to protect its intellectual property and other assets;

•	loss of key employees, labor strikes, work stoppages or unionization efforts;

•	losses or increased funding and expenses related to Post’s qualified pension or other postretirement plans;

•
significant differences in Post’s, 8th Avenue’s and BellRing’s actual operating results from Post’s guidance regarding its and 8th Avenue’s future performance and BellRing’s guidance regarding its future performance;

•	Post’s ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002; and

•	other risks and uncertainties described in Post’s and BellRing’s filings with the Securities and Exchange Commission.

These forward-looking statements represent Post’s judgment as of the date of this release except with respect to BellRing’s guidance regarding its future performance, which represents BellRing’s judgment as of the date of this release. Post disclaims, however, any intent or obligation to update these forward-looking statements.

About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, refrigerated, foodservice, food ingredient and convenient nutrition food categories. Through its Post Consumer Brands business, Post is a leader in the North American ready-to-eat cereal category offering a broad portfolio including recognized brands such as Honey Bunches of Oats®, Pebbles™, Great Grains® and Malt-O-Meal® bag cereal. Post also is a leader in the United Kingdom ready-to-eat cereal category with the iconic Weetabix® brand. As a leader in refrigerated foods, Post delivers innovative, value-added egg and refrigerated potato products to the foodservice channel and the retail refrigerated side dish category, offering side dishes and egg, sausage and cheese products through the Bob Evans®, Simply Potatoes®, Better’n Eggs® and Crystal Farms® brands. Post’s publicly-traded subsidiary BellRing Brands, Inc. is a holding company operating in the global convenient nutrition category through its primary brands of Premier Protein®, Dymatize® and PowerBar®. Post participates in the private brand food category through its investment with third parties in 8th Avenue Food & Provisions, Inc., a leading, private brand centric, consumer products holding company. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Matt Mainer
matt.mainer@postholdings.com
(314) 644-7618

Media Relations
Lisa Hanly
lisa.hanly@postholdings.com
(314) 665-3180

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended December 31,
	2019	2018
Net Sales	$1,456.8	$1,411.3
Cost of goods sold	985.3	984.8
Gross Profit	471.5	426.5
Selling, general and administrative expenses	235.3	217.1
Amortization of intangible assets	40.1	40.3
Gain on sale of business	—	(124.7)
Other operating expenses (income), net	0.1	(0.1)
Operating Profit	196.0	293.9
Interest expense, net	102.9	59.4
Loss on extinguishment of debt, net	12.9	6.1
(Income) expense on swaps, net	(61.4)	51.7
Other income, net	(3.2)	(3.7)
Earnings before Income Taxes and Equity Method Loss	144.8	180.4
Income tax expense	30.4	43.8
Equity method loss, net of tax	7.3	10.7
Net Earnings Including Noncontrolling Interest	107.1	125.9
Less: Net earnings attributable to noncontrolling interest	7.9	0.3
Net Earnings	99.2	125.6
Less: Preferred stock dividends	—	2.0
Net Earnings Available to Common Shareholders	$99.2	$123.6

Earnings per Common Share:
Basic	$1.40	$1.85
Diluted	$1.38	$1.67

Weighted-Average Common Shares Outstanding:
Basic	70.7	66.7
Diluted	72.1	75.1

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	December 31, 2019	September 30, 2019
ASSETS
Current Assets
Cash and cash equivalents	$812.6	$1,050.7
Restricted cash	2.5	3.8
Receivables, net	451.8	445.1
Inventories	588.2	579.8
Prepaid expenses and other current assets	66.1	46.9
Total Current Assets	1,921.2	2,126.3

Property, net	1,764.2	1,736.0
Goodwill	4,460.7	4,399.8
Other intangible assets, net	3,328.3	3,338.5
Equity method investments	138.5	145.5
Other assets	330.6	205.5
Total Assets	$11,943.5	$11,951.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$156.5	$13.5
Accounts payable	332.1	395.6
Other current liabilities	394.5	393.8
Total Current Liabilities	883.1	802.9

Long-term debt	6,382.6	7,066.0
Deferred income taxes	842.4	688.5
Other liabilities	523.8	456.9
Total Liabilities	8,631.9	9,014.3

Shareholders’ Equity
Preferred stock	—	—
Common stock	0.8	0.8
Additional paid-in capital	4,195.6	3,734.8
Retained earnings	307.0	207.8
Accumulated other comprehensive loss	(1.8)	(96.8)
Treasury stock, at cost	(1,143.8)	(920.7)
Total Shareholders’ Equity excluding Noncontrolling Interest	3,357.8	2,925.9
Noncontrolling interest	(46.2)	11.4
Total Shareholders’ Equity	3,311.6	2,937.3
Total Liabilities and Shareholders’ Equity	$11,943.5	$11,951.6

SELECTED CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(in millions)

	Three Months Ended December 31,
	2019	2018
Cash provided by (used in):
Operating activities	$108.4	$238.7
Investing activities, including capital expenditures of $77.3 and $78.8	(75.8)	201.5
Financing activities	(274.9)	(1,199.6)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	2.9	(1.6)
Net decrease in cash, cash equivalents and restricted cash	$(239.4)	$(761.0)

SEGMENT INFORMATION (Unaudited)
(in millions)

	Three Months Ended December 31,
	2019	2018
Net Sales
Post Consumer Brands	$441.2	$455.3
Weetabix	101.5	100.9
Foodservice	420.6	408.1
Refrigerated Retail	249.9	261.6
BellRing Brands	244.0	185.8
Eliminations	(0.4)	(0.4)
Total	$1,456.8	$1,411.3
Segment Profit
Post Consumer Brands	$80.6	$84.0
Weetabix	23.7	18.9
Foodservice	47.0	52.7
Refrigerated Retail	26.0	30.5
BellRing Brands	49.3	35.2
Total segment profit	226.6	221.3
General corporate expenses and other	27.4	48.4
Gain on sale of business	—	(124.7)
Interest expense, net	102.9	59.4
Loss on extinguishment of debt, net	12.9	6.1
(Income) expense on swaps, net	(61.4)	51.7
Earnings before Income Taxes and Equity Method Loss	$144.8	$180.4

SUPPLEMENTAL REFRIGERATED RETAIL SEGMENT INFORMATION (Unaudited)
The below table presents volume percentage changes for the current quarter compared to the prior year quarter for products within the Refrigerated Retail segment.

Product	Volume Percentage Change
All	(7.0%)
Side dishes	(5.2%)
Egg	(10.1%)
Cheese	(8.7%)
Sausage	(3.4%)

EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES
Post uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include total segment profit, Adjusted net earnings, Adjusted diluted earnings per common share, Adjusted EBITDA and segment Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided in the tables following this section. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described below. These non-GAAP measures may not be comparable to similarly titled measures of other companies.
Total segment profit
Total segment profit represents the aggregation of the segment profit for each of Post’s reportable segments, which is each of Post’s reportable segment’s earnings before income taxes and equity method earnings/loss before impairment of property, goodwill and other intangible assets, facility closure related costs, restructuring expenses, gain/loss on assets and liabilities held for sale, gain/loss on sale of businesses and facilities, interest expense and other unallocated corporate income and expenses. Post believes total segment profit is useful to investors in evaluating Post’s operating performance because it facilitates period-to-period comparison of results of segment operations.
Adjusted net earnings and Adjusted diluted earnings per common share
Post believes Adjusted net earnings and Adjusted diluted earnings per common share are useful to investors in evaluating Post’s operating performance because they exclude items that affect the comparability of Post’s financial results and could potentially distort an understanding of the trends in business performance.
Adjusted net earnings and Adjusted diluted earnings per common share are adjusted for the following items:

a.
Gain/loss on sale of business: Post has excluded gains and losses recorded on divestitures as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.

b.
Income/expense on swaps, net: Post has excluded the impact of non-cash mark-to-market adjustments and cash settlements on interest rate swaps due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to estimates of fair value and economic conditions and as the amount and frequency of such adjustments and settlements are not consistent.

c.
Payments of debt extinguishment costs, net: Post has excluded payments and other expenses for premiums on debt extinguishment, net of gains realized on debt repurchased at a discount, as such payments are inconsistent in amount and frequency. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.

d.
Transaction costs and integration costs: Post has excluded transaction costs related to professional service fees and other related costs associated with signed and closed business combinations and divestitures and integration costs incurred to integrate acquired or to-be-acquired businesses as Post believes that these exclusions allow for more meaningful evaluation of Post’s current operating performance and comparisons of Post’s operating performance to other periods. Post believes such costs are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of Post or the performance of the divested assets, and such costs are not factored into management’s evaluation of potential acquisitions or Post’s performance after completion of an acquisition or the evaluation to divest an asset. In addition, the frequency and amount of such charges varies significantly based on the size and timing of the acquisitions and divestitures and the maturity of the businesses being acquired or divested. Also, the size, complexity and/or volume of past acquisitions and divestitures, which often drive the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of future acquisitions or divestitures. By excluding these expenses, management is better able to evaluate Post’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for Post. Furthermore, Post believes that the adjustments of these items more closely correlate with the sustainability of Post’s operating performance. Post also has excluded certain expenses incurred to effect BellRing’s separation from Post and to support BellRing’s transition into a separate stand-alone entity as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these separation costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s or the BellRing Brands segment’s current operating performances or comparisons of Post’s or the BellRing Brands segment’s operating performances to other periods.

e.
Restructuring and facility closure costs, including accelerated depreciation: Post has excluded certain costs associated with facility closures as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.

f.
Mark-to-market adjustments on commodity and foreign exchange hedges: Post has excluded the impact of mark-to-market adjustments on commodity and foreign exchange hedges due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates. Additionally, these adjustments are primarily non-cash items and the amount and frequency of such adjustments are not consistent.

g.
Assets held for sale: Post has excluded adjustments recorded to adjust the carrying value of facilities and other assets classified as held for sale as such adjustments represent non-cash items and the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these adjustments do not reflect expected ongoing future operating expenses or income and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.

h.
Advisory income: Post has excluded advisory income received from 8th Avenue as Post believes such income does not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.

i.
Noncontrolling interest adjustment: Post has included an adjustment to reflect the removal of the portion of the non-GAAP adjustments related to BellRing which are attributable to noncontrolling interest in the calculation of Adjusted net earnings.

j.
Income tax: Post has included the income tax impact of the non-GAAP adjustments using a rate described in the applicable footnote of the reconciliation tables, as Post believes that its GAAP effective income tax rate as reported is not representative of the income tax expense impact of the adjustments.

Adjusted EBITDA and segment Adjusted EBITDA
Post believes that Adjusted EBITDA is useful to investors in evaluating Post’s operating performance and liquidity because (i) Post believes it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of Post’s and BellRing’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt, as Post and BellRing Brands, LLC are required to comply with certain covenants and limitations that are based on variations of EBITDA in their respective financing documents. Post believes that segment Adjusted EBITDA is useful to investors in evaluating Post’s operating performance because it allows for assessment of the operating performance of each reportable segment. Management uses Adjusted EBITDA to provide forward-looking guidance and uses Adjusted EBITDA and segment Adjusted EBITDA to forecast future results.
Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for income tax expense/benefit, interest expense, net, depreciation and amortization including accelerated depreciation, and the following adjustments discussed above: gain/loss on sale of business, income/expense on swaps, net, transaction costs and integration costs, restructuring and facility closure costs excluding accelerated depreciation, mark-to-market adjustments on commodity and foreign exchange hedges, assets held for sale and advisory income. Additionally, Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for the following items:

k.
Gain/loss on extinguishment of debt, net: Post has excluded gains and losses recorded on extinguishment of debt, inclusive of payments for premiums, the write-off of debt issuance costs and the write-off of net unamortized debt premiums and discounts, net of gains realized on debt repurchased at a discount, as such losses are inconsistent in amount and frequency. Additionally, Post believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.

l.
Non-cash stock-based compensation: Post’s and BellRing’s compensation strategies include the use of stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with shareholders’ and stockholders’ investment interests, respectively. Post has excluded non-cash stock-based compensation as non-cash stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and do not contribute to meaningful comparisons of Post’s and BellRing’s operating performances to other periods.

m.
Noncontrolling interest adjustment: Post has included adjustments for (i) the portion of BellRing’s consolidated net earnings/loss which was allocated to noncontrolling interest, resulting in Adjusted EBITDA including 100% of the consolidated Adjusted EBITDA of the BellRing Brands business and (ii) income tax expense/benefit, interest expense, net and depreciation and amortization for Post’s consolidated Weetabix investment which is attributable to the noncontrolling owners of the consolidated Weetabix investment.

n.
Equity method investment adjustment: Post has included adjustments for the 8th Avenue equity investment loss and Post’s portion of income tax expense/benefit, interest expense, net and depreciation and amortization for its unconsolidated Weetabix investment accounted for using equity method accounting.

RECONCILIATION OF NET EARNINGS AVAILABLE TO COMMON SHAREHOLDERS
TO ADJUSTED NET EARNINGS (Unaudited)
(in millions)

	Three Months Ended December 31,
	2019	2018
Net Earnings Available to Common Shareholders	$99.2	$123.6
Dilutive preferred stock dividends	—	2.0
Net Earnings for Diluted Earnings per Share	99.2	125.6

Adjustments:
Gain on sale of business	—	(124.7)
(Income) expense on swaps, net	(61.4)	51.7
Payments of debt extinguishment costs, net	—	(4.0)
Transaction costs	4.9	10.7
Integration costs	1.6	(0.3)
Restructuring and facility closure costs, including accelerated depreciation	0.5	4.7
Mark-to-market adjustments on commodity and foreign exchange hedges	(4.2)	6.7
Assets held for sale	—	(0.6)
Advisory income	(0.2)	(0.2)
Noncontrolling interest adjustment	(0.1)	—
Total Net Adjustments	(58.9)	(56.0)
Income tax effect on adjustments (1)	14.4	13.7
Adjusted Net Earnings	$54.7	$83.3

(1) For the three months ended December 31, 2019 and December 31, 2018, income tax effect on adjustments was calculated on all items using a rate of 24.5%, the sum of Post’s U.S. federal corporate income tax rate plus Post’s blended state income tax rate, net of federal income tax benefit.

RECONCILIATION OF DILUTED EARNINGS PER COMMON SHARE
TO ADJUSTED DILUTED EARNINGS PER COMMON SHARE (Unaudited)

	Three Months Ended December 31,
	2019	2018
Diluted Earnings per Common Share	$1.38	$1.67

Adjustments:
Gain on sale of business	—	(1.66)
(Income) Expense on swaps, net	(0.85)	0.69
Payments of debt extinguishment costs, net	—	(0.05)
Transaction costs	0.07	0.14
Integration costs	0.02	—
Restructuring and facility closure costs, including accelerated depreciation	—	0.06
Mark-to-market adjustments on commodity and foreign exchange hedges	(0.06)	0.09
Assets held for sale	—	(0.01)
Noncontrolling interest adjustment	—	—
Total Net Adjustments	(0.82)	(0.74)
Income tax effect on adjustments (1)	0.20	0.18
Adjusted Diluted Earnings per Common Share	$0.76	$1.11

(1) For the three months ended December 31, 2019 and December 31, 2018, income tax effect on adjustments was calculated on all items using a rate of 24.5%, the sum of Post’s U.S. federal corporate income tax rate plus Post’s blended state income tax rate, net of federal income tax benefit.

RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended December 31,
	2019	2018
Net Earnings	$99.2	$125.6
Income tax expense	30.4	43.8
Interest expense, net	102.9	59.4
Depreciation and amortization, including accelerated depreciation	90.3	93.6
Gain on sale of business	—	(124.7)
(Income) expense on swaps, net	(61.4)	51.7
Loss on extinguishment of debt, net	12.9	6.1
Non-cash stock-based compensation	11.4	8.7
Noncontrolling interest adjustment	7.4	(0.2)
Equity method investment adjustment	7.3	10.7
Transaction costs	4.9	10.7
Integration costs	1.6	(0.3)
Restructuring and facility closure costs, excluding accelerated depreciation	0.6	1.5
Mark-to-market adjustments on commodity and foreign exchange hedges	(4.2)	6.7
Assets held for sale	—	(0.6)
Advisory income	(0.2)	(0.2)
Adjusted EBITDA	$303.1	$292.5
Adjusted EBITDA as a percentage of Net Sales	20.8%	20.7%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED DECEMBER 31, 2019
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	BellRing Brands	Corporate/ Other	Total
Segment Profit	$80.6	$23.7	$47.0	$26.0	$49.3	$—	$226.6
General corporate expenses and other	—	—	—	—	—	(27.4)	(27.4)
Other income, net	—	—	—	—	—	(3.2)	(3.2)
Operating Profit (Loss)	80.6	23.7	47.0	26.0	49.3	(30.6)	196.0
Other income, net	—	—	—	—	—	3.2	3.2
Depreciation and amortization, including accelerated depreciation	27.9	8.7	29.0	17.4	6.4	0.9	90.3
Non-cash stock-based compensation	—	—	—	—	1.4	10.0	11.4
Noncontrolling interest adjustment	—	(0.5)	—	—	—	—	(0.5)
Transaction costs	—	—	—	—	1.5	3.4	4.9
Integration costs	1.2	—	—	0.4	—	—	1.6
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	—	0.6	0.6
Mark-to-market adjustments on commodity and foreign exchange hedges	—	—	(0.7)	—	—	(3.5)	(4.2)
Advisory income	—	—	—	—	—	(0.2)	(0.2)
Adjusted EBITDA	$109.7	$31.9	$75.3	$43.8	$58.6	$(16.2)	$303.1
Adjusted EBITDA as a percentage of Net Sales	24.9%	31.4%	17.9%	17.5%	24.0%	—	20.8%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED DECEMBER 31, 2018
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	BellRing Brands	Corporate/ Other	Total
Segment Profit	$84.0	$18.9	$52.7	$30.5	$35.2	$—	$221.3
General corporate expenses and other	—	—	—	—	—	(48.4)	(48.4)
Gain on sale of business	—	—	—	—	—	124.7	124.7
Other income, net	—	—	—	—	—	(3.7)	(3.7)
Operating Profit	84.0	18.9	52.7	30.5	35.2	72.6	293.9
Other income, net	—	—	—	—	—	3.7	3.7
Depreciation and amortization, including accelerated depreciation	29.5	8.7	27.0	18.0	6.4	4.0	93.6
Gain on sale of business	—	—	—	—	—	(124.7)	(124.7)
Non-cash stock-based compensation	—	—	—	—	—	8.7	8.7
Noncontrolling interest adjustment	—	(0.5)	—	—	—	—	(0.5)
Transaction costs	—	—	—	—	—	10.7	10.7
Integration costs	0.1	—	0.1	(0.5)	—	—	(0.3)
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	—	1.5	1.5
Mark-to-market adjustments on commodity and foreign exchange hedges	—	—	(2.7)	—	—	9.4	6.7
Assets held for sale	—	—	—	—	—	(0.6)	(0.6)
Advisory income	—	—	—	—	—	(0.2)	(0.2)
Adjusted EBITDA	$113.6	$27.1	$77.1	$48.0	$41.6	$(14.9)	$292.5
Adjusted EBITDA as a percentage of Net Sales	25.0%	26.9%	18.9%	18.3%	22.4%	—	20.7%

SELECTED FINANCIAL INFORMATION FOR 8TH AVENUE (Unaudited)
(in millions)

	Three Months Ended December 31,
	2019	2018
Net Sales	$218.4	$214.1
Gross Profit	$38.4	$33.7

Net Loss	$(0.9)	$(4.5)
Less: Preferred Stock Dividend	7.8	7.0
Net Loss Available to 8th Avenue Common Shareholders	$(8.7)	$(11.5)

EXPLANATION AND RECONCILIATION OF 8TH AVENUE’S NON-GAAP MEASURE
Post believes that Adjusted EBITDA is useful to investors in evaluating 8th Avenue’s operating performance and liquidity because (i) Post believes it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of 8th Avenue’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt. Management uses 8th Avenue’s Adjusted EBITDA to provide forward-looking guidance and to forecast future results.
8th Avenue’s Adjusted EBITDA reflects adjustments for interest expense, net, income tax expense/benefit, depreciation and amortization, and the following adjustments:

a.
Transaction, integration and sale-leaseback costs: Post has excluded transaction costs related to professional service fees and other related costs associated with (i) signed and closed business combinations, (ii) a sale-leaseback transaction, (iii) the separate capitalization of 8th Avenue and (iv) integration costs incurred to integrate the component business units that comprise the combined 8th Avenue organization. Post believes that these exclusions allow for more meaningful evaluation of 8th Avenue’s current operating performance and comparisons of 8th Avenue’s operating performance to other periods. Post believes such costs are generally not relevant to assessing or estimating the long-term performance of 8th Avenue’s assets or acquired assets as part of 8th Avenue, and such costs are not factored into 8th Avenue management’s evaluation of its performance or its evaluation of potential acquisitions or its performance after completion of an acquisition. In addition, the frequency and amount of such charges varies significantly based on the size and timing of the acquisitions and the maturity of the businesses being acquired. Also, the size, complexity and/or volume of past acquisitions, which often drive the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding these expenses, 8th Avenue management is better able to evaluate 8th Avenue’s ability to utilize its existing assets and estimate the long-term value that its assets will generate for 8th Avenue. Furthermore, Post believes that the adjustments of these items more closely correlate with the sustainability of 8th Avenue’s operating performance.

b.
Non-cash stock-based compensation: 8th Avenue’s compensation strategy includes the use of stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with shareholders’ investment interests. Post has excluded non-cash stock-based compensation as non-cash stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and do not contribute to meaningful comparisons of 8th Avenue’s operating performance to other periods.

c.
Advisory costs: Post has excluded advisory costs payable by 8th Avenue to Post and a third party as Post believes such costs do not contribute to a meaningful evaluation of 8th Avenue’s current operating performance or comparisons of 8th Avenue’s operating performance to other periods.

RECONCILIATION OF 8TH AVENUE’S NET LOSS TO 8TH AVENUE’S ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended December 31,
	2019	2018
Net Loss	$(0.9)	$(4.5)
Interest expense, net	10.7	11.8
Income tax (benefit) expense	(0.2)	1.2
Depreciation and amortization	12.5	12.1
Integration costs	0.2	0.2
Non-cash stock-based compensation	0.1	—
Transaction costs	0.3	1.8
Sale-leaseback costs	0.7	—
Advisory costs	0.3	0.3
Adjusted EBITDA	$23.7	$22.9
Adjusted EBITDA as a percentage of Net Sales	10.9%	10.7%